Filed Pursuant to Rule 433

Dated September 3, 2014 Registration Statement No. 333-179874-01 Relating to Preliminary Prospectus Supplement Dated September 3, 2014 and Prospectus dated March 2, 2012

$400,000,000 4.250% NOTES DUE 2044

Issuer:	Simon Property Group, L.P.
Legal Format:	SEC Registered
Size:	$400,000,000
Maturity Date:	October 1, 2044
Coupon (Interest Rate): Interest Payment Dates:	4.250% April 1 and October 1, commencing April 1, 2015
Benchmark Treasury:	3.375% due May 15, 2044
Benchmark Treasury Price and Yield:	104-19+; 3.135%
Spread to Benchmark Treasury:	1.150% (115 basis points)
Yield to Maturity:	4.285%
Day Count Convention:	30 / 360
Redemption Provision:	Make-whole call prior to April 1, 2044 based on U.S. Treasury + 0. 20% (20 basis points) or at par on or after April 1, 2044
Initial Price to Public:	99.409% plus accrued interest from September 10, 2014 if settlement occurs after that date
Settlement Date:	T+5; September 10, 2014
Denominations:	$2,000 x $1,000
CUSIP / ISIN:	828807 CT2 / US828807CT20
Joint Book-Running Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

RBS Securities Inc.

UBS Securities LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Co-Managers:	PNC Capital Markets LLC TD Securities (USA) LLC Fifth Third Securities, Inc. SMBC Nikko Securities America, Inc. Scotia Capital (USA) Inc.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the related preliminary prospectus supplement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or RBS Securities Inc. toll-free at 1-866-884-2071.